         Exhibit 10.50

February 16, 2023

Syed Rizvi, M.D.
c/o Caribou Biosciences, Inc.
2929 7th Street, Suite 105
Berkeley, CA 94710

Dear Syed,

I am pleased to announce that the Caribou Board of Directors has approved a bonus for you based on the Company’s achievements in 2022. You will receive a one-time payment of $172,359.18, less applicable withholding taxes, on March 3, 2023. Additionally, your base salary has been increased to $504,700.00, effective January 1, 2023. Your February 28, 2023 paycheck will reflect your new salary as well as a retroactive payment back to January 1 for your salary increase. Your target bonus will remain at 40% in 2023 for your role as Chief Medical Officer. Your current manager is Rachel Haurwitz.

The Company will grant you an option to purchase 131,000 shares of the Company’s Common Stock (the “Option”) on February 21, 2023. The exercise price per share of the Option will be equal to the market value per share of the Common Stock on the date of grant. The Option shares will vest monthly (1/48 of the grant per month for 48 months), subject to your continuing employment with the Company on each vesting date. The Option will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and Stock Option Agreement, including vesting requirements.

Sincerely,

Rachel E. Haurwitz, Ph.D.
President and CEO
Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030